Exhibit 10.18

ME/CFS and Long COVID Clinical Trial Program
memorandum of cooperation

Innovation Center for Computational Health,

Massachusetts General Hospital, Harvard Medical school	( Party A )

Docter Inc (Taiwan)	( Party B )

The two parties have agreed on this memorandum of cooperation (hereinafter referred to as this memorandum) for the cooperation plan related to the “ME/CFS” clinical trial project.

1.	Origin of cooperation

Innovation Center for Computational Health, Massachusetts General Hospital, Harvard Medical school, in response to the global disaster caused by the COVID-19 epidemic, plans to gather the academic community to cooperate with Docter Inc on the ME/CFS, and Long COVID clinical trial project. During this clinical trial project, Party A will conduct preliminary study on the watch data provided by Party B’s innovative technology to confirm it can pass the initial test of Party A.

At the same time, after Party A conducted preliminary study on the watch data, and confirm it surpasses the data standards provided by major watch manufacturers on the market. Party A expects to purchase the DocterWatch developed by Party B as one of the main ME/CFS clinical research equipment.

2.	Cooperation content

1.	Party B provides technical support:

a.	Dedicated software for clinical application (collection of raw data APP)

b.	Supply exclusive raw data collection tablet

c.	Adjust the firmware of the watch according to the needs

d.	Perform small human trials at Taiwan Medical Center

2.	Party A will purchase a small amount of DocterWatch to conduct a preliminary study and clinical trial in Taiwan. Party A will provide data to Party B to adjust the firmware to make sure the data collected by DocterWatch can fulfill the US clinical trial study needs.

3.	After step 2, Party A will purchase 10,000 sets of DocterWatch (purchase price 330 USD/set) after completing the Taiwan small-scale trial project, as one of the main ME/CFS supporting equipment for the US clinical trial project.

The two parties expect to stimulate research and development energy through the clinical trial plan, and then enhance the added value and international competitiveness of technological innovation related to the medical industry. The two parties agree to cooperate and sign this memorandum.

Party A:	Party B:

Innovation Center for Computational Health,	Docter Inc. (Taiwan)
Massachusetts General Hospital,
Harvard Medical school

Attention:	Attention:

Date: 2023/08/07	Date: 2023/08/08